Exhibit 99.1

Investor Relations

404-715-2170, investorrelations@delta.com

Corporate Communications

404-715-2554, media@delta.com

Delta introduces 2023 guidance for $5 to $6 in adjusted earnings per share on path to 2024 financial targets, increases December quarter outlook

Executing on three-year recovery plan with year-one results ahead of expectations

Providing 2023 guidance for margin expansion and significant earnings growth to $5 to $6 a share

Reiterating 2024 financial targets of earnings over $7 per share and investment grade metrics

NEW YORK, Dec. 14, 2022 – Delta Air Lines (NYSE:DAL) will highlight the company’s financial outlook and strategic priorities to the investment community today in New York. The event will be webcast, with presentations by Chief Executive Officer Ed Bastian, President Glen Hauenstein and Chief Financial Officer Dan Janki.

“2022 is proving to be a pivotal year as we rebuild the world’s best-performing airline. Thanks to the exceptional work of our people, we navigated challenges while continuing to strengthen our competitive advantages, enhancing the power of our trusted consumer brand,” Bastian said. “Demand for air travel remains robust as we exit the year and Delta’s momentum is building. Our 2023 outlook for 15 to 20 percent revenue growth over 2022 and margin expansion support a near doubling of EPS to $5 to $6 per share, keeping us on track for our 2024 earnings target of over $7 per share.”

The update comes as Delta closes out the final weeks of 2022, a year of significant progress in the restoration of the airline’s financial foundation. Delta is delivering on key operational and commercial milestones and is ahead of its financial plan for the first year of the airline’s three-year plan, established last December. Full year 2022 GAAP EPS is expected to be $2.12 to $2.17. Adjusted EPS of $3.07 to $3.12 reflects an increased outlook for the December quarter compared to prior guidance provided in October.

In 2023, Delta expects to deliver strong topline growth and significant operating leverage on a full restoration of its network and continued improvements in premium and loyalty revenue. Non-fuel unit costs are expected to decline 5 to 7 percent, driving margin expansion and a near doubling of adjusted EPS to $5 to $6. The company expects to generate more than $2 billion of free cash flow, enabling further debt reduction. The company is reiterating 2024 targets, including earning over $7 per share and strengthening the balance sheet to return to investment grade metrics.

Three Year Financial Outlook1

	2022	2023	2024
Total Revenue	$45.5 - $45.6B	+15 - 20% YoY	GDP+ YoY
Operating Margin	7.7%	10 - 12%	13 - 15%
Earnings Per Share	$3.07 - $3.12	$5 - $6	>$7
Free Cash Flow	Positive	>$2B	>$4B
Leverage[2]	5x	3 - 3.5x	2 - 3x

[1] Non-GAAP measures; Refer to Non-GAAP reconciliations
[2] Adjusted Debt / EBITDAR

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December Quarter 2022 Financial Outlook1

Amid continued strong demand, Delta is raising its December quarter adjusted EPS guidance.

4Q22 Forecast
	Updated	Prior
Total Revenue[2]	Up 7 - 8%	Up 5 – 9%
Operating Margin	11%	9 – 11%
Earnings Per Share	$1.35 - $1.40	$1.00 - $1.25

[1] Non-GAAP measures; Refer to Non-GAAP reconciliations
[2] Compared to December quarter 2019

Event Details, Webcast and Materials

The presentation will begin at 10 a.m. ET and conclude at 12 p.m. ET. It will include prepared remarks from Delta’s Chief Executive Officer, President and Chief Financial Officer followed by a question and answer session.

A live webcast of the event, as well as the complete presentation, will be available at ir.delta.com. An online replay will be available at the same site shortly after the webcast is complete.

About Delta

More than 4,000 Delta Air Lines (NYSE: DAL) flights take off every day, connecting people across more than 275 destinations on six continents with a commitment to industry-leading customer service, safety and innovation.

Delta's team of 90,000 global professionals lead the way in delivering a world-class customer experience, and we're continuing to ensure the future of travel is personalized, enjoyable and stress-free. Our people's genuine and enduring motivation is to make every customer feel welcomed and respected across every point of their journey with us.

Delta has served as many as 200 million customers annually. Headquartered in Atlanta, Delta operates significant hubs and key markets in Amsterdam, Atlanta, Boston, Detroit, London-Heathrow, Los Angeles, Mexico City, Minneapolis-St. Paul, New York-JFK and LaGuardia, Paris-Charles de Gaulle, Salt Lake City, Seattle, Seoul-Incheon and Tokyo.

Powered by innovative and strategic partnerships with Aeroméxico, Air France-KLM, China Eastern, Korean Air, LATAM, Virgin Atlantic and WestJet, Delta brings more choice and competition to customers worldwide.

Delta is America's most-awarded airline thanks to the dedication, passion and professionalism of its people, recognized by Fortune, the Wall Street Journal, and Business Travel News, among many others.

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Non-GAAP Reconciliations

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this update to the most directly comparable GAAP financial measures. Reconciliations may not calculate due to rounding.

Forward Looking Projections. Delta is not able to reconcile certain forward looking non-GAAP financial measures without unreasonable effort because the adjusting items such as those used in the reconciliations below will not be known until the end of the indicated future periods and could be significant.

Adjustments. These reconciliations include certain adjustments to GAAP measures, which are directly related to the impact of COVID-19 and our response. These adjustments are made to provide comparability between the reported periods, if applicable, as indicated below:

Restructuring charges. During 2020, we recorded restructuring charges for items such as fleet impairments and voluntary early retirement and separation programs following strategic business decision in response to the COVID-19 pandemic. During 2022, we recognized adjustments to certain of those restructuring charges, representing changes in our estimates. Restructuring charges in earlier periods include fleet and other charges, severance and related costs and other various items. Because of the variability in restructuring charges, adjusting for this item is helpful to investors to analyze our core operational performance.

Loss on extinguishment of debt. This adjustment relates to early termination of a portion of our debt.

We also regularly adjust certain GAAP measures for the following items, if applicable, for the reasons indicated below:

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

MTM adjustments on investments. Unrealized gains/losses result from our equity investments that are accounted for at fair value in non-operating expense. The gains/losses are driven by changes in stock prices, foreign currency fluctuations and other valuation techniques for investments in companies without publicly-traded shares. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Third-party refinery sales. Refinery sales to third parties, and related expenses, are not related to our airline segment. Excluding these sales therefore provides a more meaningful comparison of our airline operations to the rest of the airline industry.

Delta Private Jets adjustment. Because we combined Delta Private Jets with Wheels Up in January 2020, we have excluded the impact of Delta Private Jets from 2019 results for comparability.

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Pre-Tax Income, Net Income, and Diluted Earnings per Share, adjusted

	Year Ended						Year Ended
	(Projected)						(Projected)
	December 31, 2022						December 31, 2022
		Pre-Tax		Income		Net	Earnings
(in billions, except per share data)		Income		Tax		Income	Per Diluted Share
GAAP	$	~1.9	$	~0.6	$	~1.3	$ ~2.12 - 2.17
Adjusted for:
Restructuring charges		~(0.1)
Loss on extinguishment of debt		~0.1
MTM adjustments and settlements on hedges		~(0.1)
MTM adjustments on investments		~0.8
Non-GAAP	$	~2.6	$	~0.6	$	~2.0	$ ~3.07 - 3.12

	Three Months Ended						Three Months Ended
	(Projected)						(Projected)
	December 31, 2022						December 31, 2022
		Pre-Tax		Income		Net	Earnings
(in billions, except per share data)		Income		Tax		Income	Per Diluted Share
GAAP	$	~1.2	$	~0.3	$	~0.9	$ ~1.35 - 1.40
Adjusted for:
Restructuring charges		~(0.1)
MTM adjustments on investments		~0.1
Non-GAAP	$	~1.2	$	~0.3	$	~0.9	$ ~1.35 - 1.40

Total Revenue, adjusted

	Year Ended	Three Months Ended			4Q22 vs 4Q19 % restored
	(Projected)		(Projected)
(in billions)	December 31, 2022	December 31, 2019	December 31, 2022
Total revenue	$ ~50.3 - 50.4	$11.4	$	~13.3
Adjusted for:
Third-party refinery sales	~(4.8)	(0.0)		~(1.0)
Delta Private Jets adjustment	–	(0.1)		–
Total revenue, adjusted	$ ~45.5 - 45.6	$11.4	$	~12.3	107 - 108%

Operating Margin, adjusted

	Year Ended	Three Months Ended
	(Projected)	(Projected)
	December 31, 2022	December 31, 2022
Operating margin	~7.3%	~12%
Adjusted for:
Restructuring charges	~(0.3)	~(1)
Third-party refinery sales	~0.7	~1
Operating margin, adjusted	~7.7%	~11%

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Free Cash Flow. We present free cash flow because management believes this metric is helpful to investors to evaluate the company's ability to generate cash that is available for use for debt service or general corporate initiatives. Free cash flow is defined as net cash from operating activities and net cash from investing activities, adjusted for (i) net redemptions of short-term investments, (ii) strategic investments and related, (iii) net cash flows related to certain airport construction projects and other, and (iv) financed aircraft acquisitions. These adjustments are made for the following reasons:

Net redemptions of short-term investments. Net redemptions of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments and related. Cash flows related to our investments in and related transactions with other airlines are included in our GAAP investing activities. We adjust for this activity because it provides a more meaningful comparison to our airline industry peers.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operations in the periods shown.

Financed aircraft acquisitions. This adjustment reflects aircraft deliveries that are leased as capital expenditures. The adjustment is based on their original contractual purchase price or an estimate of the aircraft's fair value and provides a more meaningful view of our investing activities.

Year Ended
(Projected)
(in billions)		December 31, 2022
Net cash provided by operating activities:	$	~5.9
Net cash used in investing activities:		~(6.4)
Adjusted for:
Net redemptions of short-term investments		~(0.4)
Strategic investments and related		~0.7
Net cash flows related to certain airport construction projects and other		~0.5
Financed aircraft acquisitions		~(0.2)
Free cash flow	$	~0.1

Adjusted Debt to Earnings Before Interest, Taxes, Depreciation, Amortization and Rent ("EBITDAR"). We present adjusted debt to EBITDAR because management believes this metric is helpful to investors in assessing the company's overall debt profile. Adjusted debt includes operating lease liabilities. We calculate EBITDAR by adding depreciation and amortization to GAAP operating income and adjusting for the fixed portion of operating lease expense.

(Projected)
(in billions)	December 31, 2022
Debt and finance lease obligations	$	~23
Plus: Operating lease liability		~8
Plus: Sale leaseback liability		~2
Adjusted Debt	$	~33

Year Ended
(Projected)
(in billions)		December 31, 2022
Operating income	$	~4
Adjusted for:
Depreciation and amortization		~2
Fixed portion of operating lease expense		~1
EBITDAR	$	~6

Adjusted Debt to EBITDAR		5x

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